MAIDENFORM BRANDS INC. APPOINTS HAROLD COMPTON TO BOARD OF DIRECTORS

Bayonne, New Jersey, April 11, 2006—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced the appointment of Harold Compton to its Board of Directors. Mr. Compton will also serve as a member of the Board’s Audit and Compensation Committees.

Mr. Compton most recently served as President and Chief Executive Officer of CompUSA, Inc., one of the nation’s leading retailers and resellers of technology products and services. He held senior officer positions at CompUSA from 1994 to 2004 as Executive Vice President of Operations, President and Chief Operating Officer, and Chief Executive Officer before his retirement from the company. Prior to joining CompUSA, Mr. Compton was President of Central Electric from 1993 to 1994. He has held other senior management positions since 1965.

Mr. Compton served on the Board of Directors for Linens ‘n Things, Inc. from 1998 until the sale of that company in February 2006. He was named to the Board of Directors for IceWeb, Inc. in June 2005. Mr. Compton attended the University of South Florida.

Bennett Rosenthal will not be seeking re-election to Maidenform’s Board of Directors at the Company’s 2006 Annual Meeting of Stockholders. As a result, commencing at the time of Maidenform’s 2006 Annual Meeting of Stockholders, the Company will have a 7 member Board, four of whom will be independent directors. Mr. Rosenthal is a founding member of Ares Management LLC and serves as a partner in the firm’s Private Equity Group. He is also Co-Chairman of the Board of Directors of Ares Capital Corporation.

“Maidenform is extremely pleased to have an executive with Hal’s 30-year retail experience and extensive management expertise join our Board. We look forward to his meaningful contributions to our team,” said Thomas J. Ward, Chief Executive Officer of Maidenform. “We also would like to thank Bennett for his highly valued counsel and support. Ares continues to be a strong partner as we strive to position the Company for ongoing success.”

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 84-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Self Expressions®, Sweet Nothings®, Rendezvous®, Subtract® and Bodymates®. Maidenform products are currently distributed in 48 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; unanticipated internal control weaknesses or ineffective disclosure controls and procedures; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

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